SHARE SALE AND PURCHASE AGREEMENT
OF NOVA TV d.d.

This Share Sale and Purchase Agreement is concluded on July 7 2004 between:

Vjenceslav Bacci, Split, Drvenicka 21, JMBG:0509951380032,
Ivan Blažicko, Zagreb, P.P.Njegoša 6, JMBG:2210961330108,
Boško Bojanovic, Zagreb, JMBG:2011961330113,
Tomislav Brezicevic, Zagreb, Jukiceva 8, JMBG:0804960302127,
Neven Cicko, Zagreb, Mlinovi 145, JMBG:1204969330065,
JADRAN FILM d.d. Zagreb, Oporovecka 12, MB:3217183,
Zdravko Balenovic, Zagreb, Rudolfa Ivankovica 39, JMBG: 0105963391826,
Slavica Maras, Zagreb, Kneza Mislava 2, JMBG:2802978335256,
PITOS d.o.o. Zagreb, Hrvatskog proljeca 40, MB:1524160,
Vlado Pukanic, Velika Gorica, N. pl. Škrleca Lomnickog 1, JMBG:0103963334013,
STUDIO MILLENIUM d.o.o. Zagreb, Sjeverna ulica 2/A1, MB:1607022,
Damir Tus, Crikvenica, SAD 3, JMBG:3003958350007,
Damir Vujinovic, Zagreb, B. Magovca 167, JMBG:1601963330003,
Branko Vukšic Zagreb, Vlaška 70a, JMBG:1405956330045,
Ante Župic, Lovrakova 19, JMBG:2101966330056

each hereinafter referred to as the "Seller" and collectively referred to as the "Sellers"

and

CME MEDIA ENTERPRISES BV, a limited liability company organized under the laws of Netherlands, whose registered office is located at Birkstraat 89, Soest, The Netherlands, duly represented by Daniel Penn, in his capacity of attorney, hereinafter the "Buyer".

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PREAMBLE

(A)	Whereas, Nova TV d.d. ( "Nova TV") is organized under the form of a joint stock company, having its registered offices at Ulica grada Vukovara 72, Zagreb, Croatia, registered with the Court Registry of the Commercial Court in Zagreb, Croatia, under no MBS:080222668;

(B)	Whereas, Operativna Kompanija d.o.o. ("OK") is organized under the form of a limited liability company, having its registered offices at Ulica grada Vukovara 72, Zagreb, Croatia, registered with the Court Registry of the Commercial Court in Zagreb, Croatia, under no MBS 080354416;

(C)	Whereas Nova TV and OK are engaged in the television broadcasting business (the "Nova Television Business") pursuant to a concession issued to Nova TV by Croatian Agency for Telecommunications (Contract no. T-014 of 28.04.2000) (the "License") and broadcasting operations established by OK pursuant to the Intercompany Agreement dated 05. 06. 2000.

(D)	Whereas, as of the date hereof, Nova TV has a registered share capital of HRK 110.000,00, representing 220 Sale Shares with a nominal value of HRK 500,00 each;

(E)	Whereas, 100% of the share capital of Nova TV is owned as follows: Vjenceslav Bacci is the owner of 12 Sale Shares of Nova TV representing 5,45 % of Nova TV’s share capital, Ivan Blažicko is the owner of 2 Sale Shares of Nova TV representing 0,91 % of Nova TV’s share capital, Boško Bojanovic is the owner of 32 Sale Shares of Nova TV representing 14,55 % of Nova TV’s share capital, Tomislav Brezicevic is the owner of 34 Sale Shares of Nova TV representing 15,45 % of Nova TV’s share capital, Neven Cicko is the owner of 20 Sale Shares of Nova TV representing 9,09 % of Nova TV’s share capital, JADRAN FILM d.d. is the owner of 22 Sale Shares of Nova TV representing 10,00 % of Nova TV’s share capital, Zdravko Balenovic is the owner of 11 Sale Shares of Nova TV representing 5% of Nova TV share capital, Slavica Maras is the owner of 6 Sale Shares of Nova TV representing 2,73 % of Nova TV’s share capital, PITOS d.o.o. is the owner of 2 Sale Shares of Nova TV representing 0,91 % of Nova TV’s share capital, Vlado Pukanic is the owner of 7 Sale Shares of Nova TV representing 3,18 % of Nova TV’s share capital, STUDIO MILLENIUM d.o.o. is the owner of 12 Sale Shares of Nova TV representing 5,45 % of Nova TV’s share capital, Damir Tus is the owner of 15 Sale Shares of Nova TV representing 6,82% % of Nova TV’s share capital, Damir Vujinovic is the owner of 33 Sale Shares of Nova TV representing 15,00 % of Nova TV’s share capital, Branko Vukšic is the owner of 2 Sale Shares of Nova TV representing 0,91 % of Nova TV’s share capital, Ante Župic is the owner of 10 Sale Shares of Nova TV representing 4,55 % of Nova TV’s share capital;

(F)	Whereas, the Buyer conducted due diligence through access to a data room containing documents recorded in the Data Room Index ("Data Room Index") and has had the opportunity to visit the facilities of Nova TV and to have interviews with Nova TV’s management.

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(G)	Whereas, the Buyer, Sellers and Splitska banka d.d. (" Escrow Agent ") have entered into an Escrow Agreement ("Escrow Agreement"), which Agreement makes Annex II hereto, an Escrow Account ("Escrow Account") is opened on the basis of the Escrow Agreement, and the amount of EUR 24,000,000.00 (twenty-four million Euros) has been paid on the Escrow Account.

(H)	Whereas, subject to the terms and conditions contained herein, the Sellers are willing to sell and Buyer is willing to purchase the Sale Shares (as defined below);

(I)	Whereas, after execution hereof and Completion, the Buyer will acquire Nova Television Business as it is, including all rights, liabilities, indebtedness (including principal, interest, fees and charges), capitalized lease obligations of Nova TV and OK, financial and other business situation, as disclosed in documents in the Data Room as recorded in the Completion Data Room Index (as defined below).

The parties to this Agreement agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purpose of this Agreement, capitalized terms used herein and not otherwise defined shall have the following meanings:

"Adjustment Amount" means the calculation of the adjustment in working capital determined in accordance with Annex III;

"Adjustment Date" means the date on which the Adjustment Amount is calculated and reported to the Escrow Agent in accordance with Clause 6;

"Advisers" means CA IB d.d., Frane Petrica 2/III, 10000 Zagreb, Law firm "Župic & partneri", Draškoviceva 23, 10000 Zagreb, Law firm "Markovic & Plišo", Smiciklasova 21, 10000 Zagreb, Boris Jukic, Attorney at Law, Katanciceva 3, Zagreb and Mr. Alexander Trauttmansdorff, Kaiserstrasse 14, Munich, Germany;

"Advisers’ Fees" means fees in the net amount of € 850.000,00;

"Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under indirect or direct common Control with the specified Person and, in respect of an individual, any member of such individual’s immediate family; any Person related by marriage to such individual or his immediate family as well as members of their immediate families;

"Agent" is the notary public appointed jointly by the Sellers and Buyer who shall fulfill such obligations in respect of Completion as specified in clause 5 and obligations in respect of activities specified in clauses 4, 6 and 7;

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"Agent's Instruction Letter" means an instrument by which the Parties hereto shall appoint the Agent to assume his duties pursuant to clauses 5, 6 and 7 hereto, as set forth in clause 4.1(n), attached hereto as Annex IV;

"Agreement" means this Share Sale and Purchase Agreement (including its annexes);

"Audited Completion Balance Sheet " means the combined balance sheet of Nova TV and OK for the financial period ended 30 June 2004, prepared by Nova TV and OK and audited by Ernst &Young d.o.o.;

"Business Day" means any day banks are open for business with commercial clients in Zagreb or, in respect of any payment obligation of the Buyer, London;

"Claim" means (a) any claim, such as a condemnatory, declaratory and/or constitutive request or an enforcement application of a third person against Nova TV or OK, filed in a court of the Republic of Croatia, (b) any such claim filed with any competent court, arbitration panel or similar body which has jurisdiction over Nova TV or OK, or (c) any dispute which the Buyer (or Nova TV or OK) and the Sellers’ Representative agree in writing constitute a claim; provided that each such request meets the following requirements: (i) that the amount in dispute is not less than HRK 25.000,00, (ii) that such claim has not been filed by an Affiliate of CME, and (iii) that the request does not arise under any arrangement evidenced by a document that was properly disclosed and recorded in the Completion Data Room Index.

"CME" means the parent company of the Buyer, bearing business name CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., organized under the form of a limited company, having its registered offices at Clarendon House, 2 Church Street, Hamilton, HM CX Bermuda, whose shares are listed on NASDAQ under the trading symbol "CETV";

"Completion" means the performance by the Sellers and by the Buyer of their respective sale and purchase related obligations contemplated by clause 5 hereof;

"Completion Balance Sheet " means the combined balance sheet of Nova TV and OK for the financial period ended 30 June 2004, prepared by Nova TV and OK and delivered at Completion;

"Completion Certificate" means a written statement substantially in the form of Annex V attached hereto confirming that the Parties have duly fulfilled or waived, as the case may be, all the condition precedent obligations set forth in clause 4 hereto, including that the Sellers delivered to the Buyer the Transfer Statements;

"Completion Date" means the date on which Completion occurs under this Agreement, as detailed in clause 5;

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"Completion Data Room Index" means the Data Room Index as supplemented by any other documents delivered and recorded pursuant to clause 4.1(d);

"Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership or voting rights or partnership interest, by contract or otherwise. "Controlled" and "Controlling" shall have correlative meanings;

"Data Room Index" means the consolidated data room index dated the date hereof and attached hereto as Annex VI;

"Encumbrance" means any type of security interest, encumbrance, mortgage, fiduciary ownership, pledge, lien, right of first refusal or option to acquire any of the Sale Shares;

"End Date" means July 20, 2004;

"Escrow Agent" is defined in Recital G;

"Escrow Agreement" is defined in Recital G;

"Euro" means the lawful currency of the European Community, with symbol €;

"HRK" means Croatian Kuna, the lawful currency of Croatia;

"Information Memorandum" means the information memorandum prepared by CAIB and provided to the Buyer;

"Invitation" means invitation by which Sellers invite the Buyer to Completion, in accordance with clause 5. The Invitation (i) must be executed in written form; (ii) containing the place and the time of the Completion; (iii) delivered to the Buyer at least 3 (three) Business Days before Completion.

"License" has the meaning assigned to it in recital C;

"List of Attorneys" means the list of attorneys prepared from time to time by the Sellers who are to be authorized by the Buyer to represent Nova TV and/or OK before any court, arbitration panel or similar body in the Republic of Croatia or which otherwise has jurisdiction over Nova TV or OK in the event of a Claim (including the Marcinko Claim);

"Marcinko Claim" means the lawsuit filed in front of the Municipal Court of Zagreb under file no. Pr-14013/04 in the amount of HRK 855.000,00 filed by Tomislav Marcinko against Nova TV on April 7, 2004.

"Net Purchase Price" means an amount (including Advisers’ Fees) equal to seventy-five percent of the Preliminary Total Purchase Price;

"Nova TV" has the meaning assigned to it pursuant to Recital A;

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"Nova Television Business" has the meaning assigned to it in recital C;

"OK" has the meaning assigned to it pursuant to recital B;

"Party" or "Parties" means individually either of the Sellers or the Buyer (as the context requires) or collectively the Sellers and the Buyer;

"Person" means any individual or legal entity, including a partnership, a joint venture, a corporation, a trust, an incorporated organization and a governmental authority;

"Personal Claim" means any claim, such as a condemnatory request or any other request (of declaratory and/or constitutive nature), that the Buyer has against the Sellers filed in a court of the Republic of Croatia, or any such claim submitted by the Buyer to arbitration pursuant to clause 14 hereto, with respect to a violation of the Sellers' representations, warranties and covenants hereto or any other provision of this Agreement by the Sellers, provided that each such request meets the following requirements: (i) that the amount in dispute is not less than HRK 25.000,00 and (ii) that the request does not arise as a consequence under any arrangement evidenced by a document that was properly disclosed and recorded in the Completion Data Room Index.

"Preliminary Adjustment Amount" means the calculation of the adjustment in working capital determined in accordance with Annex III.

"Preliminary Total Purchase Price" means an amount equal to €26.500.000,00 (twenty six million five hundred thousand Euros) plus an amount (whether positive or negative) equal to the Preliminary Adjustment Amount;

"Retained Price" means an amount equal to fifteen percent of the Total Purchase Price, payable as set forth in clause 7;

"Sale Shares" means any and all shares of Nova TV, each having a nominal value of HRK 500,00, as assigned to it in clause 2.1, being the subject matter of this Agreement;

"SDA" means "Središnja depozitarna agencija d.d", Zagreb, Ksaver 200, Croatia, or the Central Depository Agency of the Republic of Croatia, being the institution that keeps the share registry of Nova TV;

"Second Payment" means an amount equal to ten percent of the Total Purchase Price, payable as set forth in clause 6;

"Total Purchase Price" means the amount payable by the Buyer for the Sale Shares as set out in clause 3.1;

"Transfer Statement" means the DEP-PRV share transfer order form or another appropriate statement for re-booking of the Sale Shares from the proprietary account of each of the Sellers to the proprietary account of the Buyer opened with SDA, form of which appears in Annex VII hereto;

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1.2	Where appropriate, words in the singular also include the plural and vice versa.

1.3	The headings in this Agreement are for convenience only and do not affect its interpretation. All references in this Agreement to a "clause" or an "annex" refers to the corresponding clause or annex to this Agreement.

1.4	Reference to the expression "material adverse change" shall be interpreted similarly to the concept of the "changed circumstances", as provided by the Croatian Law on Obligations ("Zakon o obveznim odnosima").

2	OBJECT OF THE AGREEMENT

2.1	The Sellers agree to sell and the Buyer agrees to buy 220 (two hundred and twenty ) Sale Shares, having a nominal value of HRK 500,00 each, with a total nominal value of HRK 110.000,00 (one hundred and ten thousands Croatian Kuna’s), representing 100% (hundred percent) of the share capital of Nova TV (the "Sale Shares"), pursuant to the terms and conditions hereunder.

2.2	The Sale Shares are kept with records of the SDA.

3	PRICE

3.1	The Total Purchase Price of the Sale Shares is € 26.500.000,00 (twenty-six million five hundred thousand Euros) plus an amount (whether positive or negative) equal to the Adjustment Amount, such amount being free and clear of any taxes, duties, withholdings, exchange fees, charges or commissions, if any (but excluding any fees charged by the Escrow Agent to convert Kuna to Euros for amounts received in the Sellers Accounts). The Parties agree that reference shall be made to only amounts of Euros distributed on behalf of the Buyer from the Escrow Account for purposes of determining whether the Buyer has satisfied its obligation to make any payment hereunder.

The Total Purchase Price is comprised of the (i) Net Purchase Price, payable by the Buyer at Completion as the first portion of the Total Purchase Price in accordance with clause 3.3, (ii) the Second Payment, which will be paid in accordance with clause 6 hereto following the calculation of the Adjustment Amount and (ii) the Retained Price which will be paid as the subsequent portion of the Total Purchase Price in accordance with clause 7 hereto.

3.2	The Buyer shall pay the Total Purchase Price to the Sellers to the accounts opened by the following persons in the proportions set out opposite their names:

Boris Jukic	17,5 percent	(for Sellers Zdravko Balenovi” and Damir Vujinovic)
Zoran Markovic	35,0 percent	(for Sellers Boško Bojanovic, Tomislav Brezicevic and Jadran Film d.d.)

Ante Zupic	47,50 percent	(for Sellers Vjenceslav Bacci, Ivan Blažicko, Neven Cicko, Slavica Maras, PITOS d.o.o., Vlado Pukanic, Studio Millenium d.o.o., Damir Tus, Branko Vukšic, Ante Župic)

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Each Seller acknowledges that payments of the Net Purchase Price, the Second Payment and the Retained Price made hereunder and under the Escrow Agreement to the Sellers Accounts (as defined below) shall be deemed to be satisfaction of any obligation of the Buyer to pay any such amounts to the Sellers.

3.3	The Escrow Agent will be instructed in accordance to Escrow Agreement, to pay to the following accounts (the "Sellers Accounts") the amounts specified in subclause (i) of clause 3.4, clause 6.4 and clause 7:

Boris Jukic, into the account no. 2330003-3240973439 opened with Escrow Agent,

Zoran Markovic, into the account no. 2330003-3240975421 opened with Escrow Agent,

Ante Zupic, into the account no. 2330003-3240973096 opened with Escrow Agent.

All such amounts shall be paid in the proportions specified in clause 3.2.

3.4	On Completion, the Escrow Agent (i) shall transfer to the Sellers Accounts the amount equal to the Net Purchase Price less any Adviser Fees, in the proportions specified in clause 3.2, in accordance with clause 5 and the Escrow Agreement, and (ii) shall transfer to the Buyer the Advisers’ Fees.

3.5	Each Seller acknowledges that the portion of the Total Purchase Price attributable to his or her Sale Shares is as follows: 6,472 percent to Vjenceslav Bacci, 1,081 percent to Ivan Blažicko, 12,731 percent to Boško Bojanovic, 13,519 percent to Tomislav Brezicevic, 10,794 percent to Neven Cicko, 8,75 percent to JADRAN FILM d.d, 4,375 percent to Zdravko Balenovic, 3,242 percent to Slavica Maras, 1,081 percent to PITOS d.o.o., 3,776 percent to Vlado Pukanic, 6,472 percent to STUDIO MILLENIUM d.o.o., 8,098 percent to Damir Tus, 13,125 percent to Damir Vujinovic, 1,081 percent to Branko Vukšic, 5,403 percent to Ante Župic.

3.6	All costs, expenses, fees and commissions (including banking fees but excluding Advisers’ Fees) related to the Escrow Agreement and any interest payable in respect thereto on the escrowed amount shall be for the account of the Buyer.

4	CONDITIONS PRECEDENT

4.1	Completion of the sale and the purchase of the Sale Shares hereunder is conditional upon the satisfaction of the following conditions on or before the End Date:

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(a)	Each Seller or his duly authorized representative shall have signed and delivered to the Buyer a certificate confirming the representations and warranties set forth in Annex I are true and correct as of the Completion Date. For the avoidance of doubt and for the purposes of this subsection, the "duly authorized representative" means a person authorized by the respective Seller by a power of attorney in writing, specifying the exact scope of representative's authorities and with the respective Seller's signature certified by a notary public.

(b)	Buyer shall have signed and delivered to the Sellers’ Representative a certificate confirming the representations and warranties in clause 10 are true and correct as of the Completion Date.

(c)	The Buyer shall have received the Completion Balance Sheet and a detailed calculation of the Preliminary Adjustment Amount.

(d)	The Sellers and the Buyer shall have jointly recorded all the documents from the Data Room which documents are set forth in the Data Room Index and shall submit it to the deposit of the Agent on the date hereof; and the Sellers and the Buyer shall have jointly recorded all supplemental documents delivered by the Sellers as set forth in the Completion Data Room Index on the Completion Date, which fact is stated in Notary Public minutes.

(e)	The management board of Nova TV and, if requested by the Buyer at least three Business Days prior to Completion, the management board of OK, shall have resigned from their functions by a duly signed irrevocable written resignation statements with effect from the Completion Date, submitted to the Supervisory Board of Nova TV or in the case of OK, to the shareholder, confirming that they have no claims against Nova TV or OK (apart claims for their salaries up to the date of resignation), and shall have agreed to terminate any employment or similar agreement with Nova TV or with OK. On the Completion Date the Supervisory Board of Nova TV and shareholder of OK shall have delivered to the Buyer a Decision confirming and accepting the resignation of the members of the management board of Nova TV and OK, and the appointment of the members of the respective management boards, as may be recommended by Buyer at least three Business Days prior to Completion. The members of the Supervisory Board of Nova TV shall have handed over to the Buyer the statements on their resignations to the membership in the Supervisory Board of Nova TV on the Completion Date.

(f)	The Sellers or their duly authorised representatives shall have delivered a statement to the Buyer confirming that no breach of any covenant in clause 11.2 or 11.3 has occurred.

(g)	The Sellers shall have caused affiliates’ confirmations substantially in the form of Annex VIII hereto to be delivered.

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(h)	The shareholders of OK or their duly authorized representatives shall have delivered statements substantially in the form of Annex IX hereto that any pre-emptive rights in respect of the shares of OK have been waived.

(i)	No judgment, decision, injunction or any other order of any nature of any court, arbitration tribunal or governmental or regulatory authority shall be in effect against any of the Seller, the Buyer, Nova TV or OK which prohibits or materially alters the purchase and sale of the Sale Shares.

(j)	There shall not have occurred any material adverse change in the business, operations, assets, results, condition or prospects (financial or otherwise) of Nova TV or OK from the date of the Completion Balance Sheet.

(k)	The Buyer shall have received from the Sellers the List of Attorneys.

(l)	The Advisors shall have invoiced OK for the Advisers' Fees plus VAT.

(m)	The Buyer shall have opened its proprietary securities account with SDA.

(n)	Each of the Sellers and the Buyer shall have executed an Agent’s Instruction Letter for appointment of the Agent by which the Agent shall have assumed the duties to require from the SDA the re-booking of the Sale Shares and their transfer to from the proprietary accounts of the Sellers to the proprietary accounts of the Buyer and thereafter from the Escrow Agent to pay to the Sellers the amount of the Net Purchase Price as set forth in clause 5 below; to deliver the calculation of the Adjustment Amount and the Total Purchase Price provided by Ernst & Young as set forth in clause 6 below, and to record and report to the Escrow Agent any Claims, Personal Claims and other circumstances relevant for payment of the Retained Price, as set forth in detail in clause 7 below.

(o)	The Buyer shall have received (i) executed copies of the Transfer Statement by which Nova TV will have acquired 100% of the share capital of OK, in the form of the notary public deed, (ii) the share register of OK with Nova TV recorded as the sole shareholder and (iii) a copy of the registration of Nova TV as the sole shareholder of the OK from the Commercial Court.

(p)	OK shall have entered into valid transfer agreements with Global Communications d.o.o for transferring at no cost its registration to OK to be sole proprietor in Croatia of the following trademarks:

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Title	Number	Type	Filing Date
StorySuperNova	Z2030713A	V	15.05.2003
SuperNOv@	Z22021179	V	07.08.2003
JackPot	Z20031248A	F	27.08.2003
SuperNova	Z20040368	V	05.03.2004
StorySuperNOv@	Z20040369	V	05.03.2004
StorySuperNov@MusicTalents	Z20040323	V	03.03.2004
StorySuperNovA@MultiTalents	Z20040322	V	03.03.2004
StorySuperNov@MusicTalents	Z20040371	F	05.03.2004
StorySuperNov@MultiTalents	Z20040370	F	05.03.2004
KRIŽIC-KRUŽIC	Z20040431	F	16.03.2004
JackPot	Z20040429	V	16.03.2004
Memory	Z20040430	F	16.03.2004

and neither Nova TV nor OK shall have any liability toward Global Communications under any license agreements in respect of any the foregoing trademarks, including the license agreement of 28 November 2003 with OK (Supernova), the agreement on formats "KRIŽIC-KRUŽIC" and "MEMORY" for the territory of Croatia of 01 August 2003 and the agreement on the format "JACKPOT" for the territory of Croatia of 1 June 2003.

5.	COMPLETION

5.1.	Completion shall take place pursuant to an Invitation issued by the Sellers on any Business Day before the End Date; provided, that the conditions precedent in clause 4 have been fulfilled or waived by the Party entitled to enforce such condition.

5.2.	The Agent shall be present at the Completion and shall keep the minutes of the Completion evidencing any action taken during the Completion.

5.3.	At Completion, each Seller or his duly authorised representative shall deliver to the Buyer the certificates, statements or other documents as provided in clauses 4.1(a), (c), (e), (f), (g), (h), (k), (l), (n), (o) and (p) shall execute a Completion Certificate.

5.4.	At Completion, the Buyer shall deliver to the Sellers’ Representative the certificates or other documents as provided in clause 4.1(b), (m) and (n) and shall execute a Completion Certificate.

5.5.	Fullfilment of conditions precedent set forth in clause 4.1.(d), (i) and (j) shall be jointly declared in Completion Certificate by each Seller or his duly authorised representative and the Buyer.

5.6	Each of the Sellers or its duly authorized representative shall execute the Transfer Statement in relation to the respective Sale Shares and shall have his signature certified by the Agent.

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5.7	By execution and delivery of the Completion Certificate, the Sellers and the Buyer shall jointly authorise and order the Agent:

(a)	to require from the SDA the re-booking of the Sale Shares and their transfer from the proprietary accounts of the Sellers to the proprietary accounts of the Buyer at SDA solely upon presentation of Transfer Statements; and

(b)	following receipt of evidence by the Agent of the re-booking of the Sale Shares and the transfer of the Sales Shares to the proprietary account of the Buyer of the SDA, to notify the Escrow Agent to pay the amount of the Net Purchase Price (including Advisers Fees) from the Escrow Account in accordance with the Escrow Agreement.

5.8	In case that the Completion does not take place due to non-fulfilment or non-waiver of any condition set forth in clause 4.1. before the End Date, then the Agreement shall be de jure terminated at the End Date, without the fulfillment of any further formality and without the need to follow any judicial procedure, and the amount in the Escrow Account shall be released to the Buyer, unless the Parties agreed in writing prior to the End Date to postpone Completion to another date and, in such case, such another date shall be substituted for the End Date (in which case the provisions of this clause shall apply mutatis mutandis by reference to the substituted End Date).

5.9	The Buyer shall incur contractual liability not to exceed EUR 1.250.000,00 for any refusal to participate in the Completion following receipt of Invitation by it or a nonperformance of its obligations for Completion due to willful conduct or gross negligence; provided, that the Sellers have otherwise fulfilled all of their obligations in respect of Completion. The Sellers shall incur contractual liability not to exceed in the aggregate EUR 1.250.000,00 in the percentages specified in clause 3.5 hereof for any issuance of the Invitation by them prior to fulfillment of their obligations required for Completion or for nonperformance of their obligations on Completion due to willful conduct or gross negligence; provided, that the Buyer has otherwise performed its obligations in respect of Completion.

6.	POST COMPLETION - RELEASE OF SECOND PAYMENT

6.1	On the first Business Day following Completion, the Sellers’ Representative shall (i) provide Ernst & Young d.o.o. with a copy of the calculation of the Preliminary Adjustment Amount and the Net Purchase Price and (ii) shall cause Ernst & Young d.o.o. to audit the Completion Balance Sheet and to calculate the Adjustment Amount and the Total Purchase Price.

6.2	Ernst & Young shall deliver a copy of its calculation of the Adjustment Amount and the Total Purchase Price to the Buyer and the Sellers’ Representative. Absent manifest error, the determination of Ernst & Young shall be binding on the Buyer and the Sellers

6.3	In the event of a manifest error, the Buyer or the Sellers’ Representative may deliver notice to Ernst & Young d.o.o. (with a copy to the other party) by the end of the second Business Day following the date of delivery of the notice contemplated in clause 6.2. If the notice contemplated herein has been delivered to Ernst & Young d.o.o., Ernst & Young d.o.o. shall deliver a notice of its final calculation of the Adjustment Amount and the Total Purchase Price to the Agent, the Buyer and the Sellers’ Representative by the end of the second Business Day following receipt of such notice from Buyer or Sellers’ Representative. In absence of notice contemplated herein, Ernst & Young d.o.o. shall deliver a copy of its calculation of the Adjustment Amount and the Total Purchase Price to the Agent by the end of a third Business Day following the date of delivery of such documents to the Buyer and the Sellers’ Representative, as set forth in clause 6.2. hereto.

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6.4	The Agent shall cause a copy of the notice of the calculation of the Adjustment Amount and the Total Purchase Price to be delivered to the Escrow Agent. Upon receipt of such notice, the Escrow Agent shall cause the following payments to be made to the Sellers Accounts from the Escrow Account in proportions specified in clause 3.2:

(a)	An amount by equal to the (i) the Total Purchase Price multiplied by 0.75 minus (ii) the Net Purchase Price (if difference is greater than zero);

plus

(b)	An amount equal to the Second Payment (as reduced by an amount equal to the (i) the Total Purchase Price multiplied by 0.75 minus (ii) the Net Purchase Price, if such amount is less than zero).

For the avoidance of doubt, the total amount received by the Sellers following the Second Payment shall be equal to the Total Purchase Price multiplied by 0.85.

6.5	In the event the amount remaining in the Escrow Account following the distribution to the Sellers pursuant to clause 6.4 above exceeds the Retained Price, the difference shall be returned to the Buyer. In the event the amount remaining in the Escrow Account following such distribution to the Sellers is less than the Retained Price, the Buyer shall within three Business Days pay the difference into the Escrow Account.

7.	POST COMPLETION - RELEASE OF RETAINED PRICE

7.1	The Retained Price shall be paid by the Buyer in accordance with the terms of this clause. The Parties explicitly confirm that they have agreed upon the following principles to apply with respect to the Retained Price and its payment to the Sellers:

(i)	the Retained Price will be adjusted for the amount of any Claim or Personal Claim or any adjudicated amount in relation thereof that occur during the one-year period following the Completion Date;

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(ii)	payment of the Retained Price by the Buyer shall be secured by the Escrow Account;

(iii)	for purposes of overseeing any adjustments to the Retained Price, the Buyer and the Sellers shall jointly appoint the Agent to record and report to the Escrow Agent any Claims and Personal Claims received in accordance with this clause;

(iv)	the Sellers agree to defend Nova TV and OK from any Claims, by employing their own resources and at their own expense, apart from any advance payment of tribunal or court costs, thus having the opportunity to exercise direct control over the defense from Claims and consequent adjustments of the Retained Price;

(v)	all amounts paid to the Sellers Accounts under this clause 7 shall be paid in the percentages foreseen by clause 3.2 hereof.

7.2	Upon receipt of any notice that may in the reasonable judgment of the Buyer constitute the basis of a Claim or a Personal Claim, the Buyer may, or may cause Nova TV or OK to, deliver notice of such to the Sellers’ Representative. Notwithstanding the foregoing, such notice alone shall not be deemed to be notice of a Claim or Personal Claim and otherwise cause the suspension of any portion of the Retained Price hereunder.

7.3	Upon receipt of a Claim at any time during a period not to exceed one year from the Completion Date, the Buyer shall, or shall cause Nova TV or OK to, (i) notify the Sellers’ Representative and the Agent of such Claim and deliver a copy of the Claim certified by a notary public and relevant documentation as soon as possible but not later than the end of the second Business Day following the date on which the Claim was received; (ii) deliver to the Sellers' Representative the power of attorney in writing empowering all the attorneys from the List of Attorneys for the representation of Nova TV or OK in the particular proceeding related to the Claim; (iii) during the proceedings initiated by the Claim, continue to deliver documents and provide such other information or assistance, with the due care of a prudent businessman, that either the Buyer or the Sellers’ Representative deems necessary for a successful defense of the Claim; and (iv) respond to any request from the Sellers’ Representative for documents or other information in respect of subclause (iii) within two Business Days of the receipt of such request. Upon initiation of a Personal Claim at any time during the one-year period from the Completion Date, the Buyer shall notify the Agent of such Personal Claim. The Agent shall be responsible for notifying the Escrow Agent of any Claims or Personal Claims and the resolution thereof as described herein.

7.4	An attorney representing the Buyer may also be empowered by the Buyer and such attorney shall have access to all documents and information on actions undertaken in proceedings in respect of any Claim or, in the event of any single Claim that exceeds the Retained Price then available, shall have the right to intervene on the side of either Nova TV or OK. The Sellers shall cover all costs of legal representation in proceedings related to a Claim, including the fees for attorneys from the List of Attorneys, as well as any other costs of proceedings such as court fees, arbitration fees, etc, including reimbursement of any advance payment made in accordance with clause 7.1 (iv); provided, that any attorneys fees awarded to Nova TV or OK in respect of the fees of any attorneys appointed hereunder from the List of Attorneys shall be reimbursed to the Sellers.

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7.5	Each time the Agent is notified of a Claim or a Personal Claim (pursuant to clause 7.3), the Agent shall have the duty to promptly notify the Escrow Agent of the corresponding amount of the Retained Price that is in dispute. Upon receipt of each such notice, the Escrow Agent shall suspend payment of the amount in dispute from the Retained Price.

The Agent shall have the duty to review all such notices within 5 (five) Business Days in order to confirm that proceedings in respect of the Claim or the Personal Claim have been duly instituted.

If the Agent concludes that such Claim or Personal Claim has not been duly instituted, he shall notify the Buyer, the Sellers' Representative and the Escrow Agent, and the Escrow Agent shall lift the suspension of the payment of the amount in dispute from the Retained Price.

7.6	In the event (i) an acknowledgement or settlement of a Claim is negotiated in good faith by an attorney from the List of Attorneys and (ii) the amount of the Claim that is the subject of such acknowledgement or settlement, together with any other Claim pending at such time, does not exceed the amount of the Retained Price (reduced by any Settlement Amount or Judgment Amount assessed against Nova TV or OK prior to the date thereof) available at such time, the Sellers’ Representative shall submit such acknowledgement or settlement to the Agent (with a copy to the Buyer) within one Business Day of its execution. The Retained Price shall be reduced by the amount of such settlement or acknowledgement, including any court, tribunal or other costs assessed against Nova TV or OK in respect of such acknowledgement settlement (the "Settlement Amount").

In the event (i) an acknowledgement or settlement of a Claim is negotiated in good faith by an attorney from the List of Attorneys and (ii) the amount of the Claim that is the subject of such acknowledgement or settlement, either singly or together with any other Claim pending at such time exceeds the amount of the Retained Price (reduced by any Settlement Amount or Judgment Amount assessed against Nova TV or OK prior to the date thereof) available at such time, the Sellers’ Representative shall submit (i) such acknowledgement or settlement to Nova TV and OK, with a copy to the Buyer, for consent and (ii) a copy of such acknowledgement or settlement together with evidence of its delivery and the date thereof to Nova TV or OK to the Agent. The Buyer shall, or shall cause Nova TV or OK to, respond to a request for consent to such acknowledgement or settlement within 10 Business Days of receipt by notice to the Sellers’ Representative, with a copy to the Agent. Failure by the Buyer, Nova TV or OK to respond to a request for consent within such period shall be deemed to be a consent to such request ("Implied Consent"). Following the receipt of consent (including Implied Consent), the Sellers’ Representative shall promptly notify the Agent, the Buyer, Nova TV and OK, and the Retained Price shall be reduced by the Settlement Amount.

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7.7	In the event of a final judgment in favor of the Buyer for a Personal Claim or against Nova TV or OK for a Claim, the Retained Price (reduced by any Settlement Amount or Judgment Amount assessed against Nova TV or OK prior to the date thereof) available at such time shall be decreased for the amount equal to (i) the value of such Claim or Personal Claim plus (ii) any interest and court or other tribunal costs assessed against the losing party in respect of such Claim or Personal Claim (the "Judgment Amount"); provided, that the Retained Price shall only be reduced by the Settlement Amount (rather than the Judgment Amount) in respect of any Claim that has prior to final judgment been the subject of a request for acknowledgement or settlement from the Seller’s Representative in accordance with clause 7.6 to which the Buyer did not consent. In case the amount of a Claim or Personal Claim is expressed in HRK, the calculation of that amount in Euros shall be subject to the median exchange rate of Croatian National Bank (Hrvatska narodna banka) for adequate currency valid on the day of a final judgment or acknowledgement or settlement. In the event the amount of a Claim or Personal Claim is expressed in any other currency (other than HRK or Euro), the amount shall be converted according to the currency index published by the Financial Times of the date of a final judgment or acknowledgement or settlement. The Buyer shall, or shall cause Nova TV or OK to, notify the Agent and the Sellers' Representative of such final judgment and the Judgment Amount. The Sellers’ Representative is also authorised to notify the Agent of any such judgement and Judgment Amount, with a copy of such notice delivered to the Buyer.

7.8	Each time the Agent receives notice in relation to an executed acknowledgement or settlement of a Claim (pursuant to clause 7.6) or is notified of a final judgment and the Judgment Amount (pursuant to clause 7.7), the Agent shall confirm that:

(i) with respect to executed acknowledgement or settlement of a Claim, the Buyer has given his explicit consent or Implied Consent, if required, or

(ii) with respect to a Personal Claim, a final judgment was issued in favor of the Buyer, or with respect to a Claim, a final judgment was issued against Nova TV or OK, including the Judgment Amount.

The Agent shall promptly notify the Escrow Agent , the Buyer, Nova TV, OK and the Sellers' Representative that the Retained Price then payable shall be reduced by the Settlement Amount or the Judgment Amount and that an amount equal to such Judgment Amount or Settlement Amount, as applicable, be promptly released from the Escrow Account to the Buyer. Notwithstanding any other provision of this clause 7, in the event the Marcinko Claim results in a Settlement Amount or a Judgment Amount against Nova TV, the Buyer and Sellers agree that the Retained Price shall be reduced by fifty percent (50%) of such Settlement Amount or Judgment Amount and further agree to cause notice of such fact to be delivered to the Agent for purposes of notifying the Escrow Agent.

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If with respect to a Personal Claim, a final judgment was passed against the Buyer, or with respect to a Claim a final judgment was passed in favor of Nova TV or OK, the Agent shall notify the Escrow Agent, and the Escrow Agent shall lift the suspension of the payment of the amount in dispute from the Retained Price in respect of such Claim or Personal Claim.

7.9	If, on the last day of the one-year period following the Completion Date, (i) no Claims or Personal Claims are pending and (ii) there has been no final judgment in respect of any Personal Claim in favor of the Buyer or any Claim against Nova TV or OK or any executed acknowledgment or settlement of any Claim, the Retained Price shall be paid to the Sellers in the proportions specified in clause 3.2.

In the event any Judgment Amount has been assessed against Nova TV or OK or in favor of the Buyer, or any Settlement Amount has been agreed prior to the end of the one-year period, the amount of the Retained Price payable to the Sellers at such time shall be reduced by any Judgment Amount or Settlement Amount that has not been previously applied to reduce the Retained Price.

7.10	On the first anniversary of the Completion Date, the portion of the Retained Price (as reduced by any Settlement Amount or Judgment Amount assessed against Nova TV or OK in accordance with clause 7.6 or 7.7 prior to the date thereof) in excess of any pending Claims or Personal Claims shall be paid to the Sellers Accounts.

Upon a final judgment or acknowledgement or settlement of any Claim or Personal Claim pending on the first anniversary of the Completion Date, the Buyer, the Sellers’ Representatives, Nova TV or OK are authorised to notify the Agent as provided in clauses 7.6 and 7.7; provided, that the Party delivering such notice to the Agent shall deliver a copy to the other Parties. The Agent shall notify the Escrow Agent and the other Parties as provided in clause 7.9. The Retained Price available at such time shall be reduced by the amount of the Judgement Amount or Settlement Amount. If no Judgement Amount or Settlement Amount is payable, the portion of the Retained Price then available in excess of any then remaining Claims or Personal Claims shall be released to the Sellers. At the time when no such Claims or Personal Claims remain pending, any then remaining amounts of the Retained Price shall be released to the Sellers Accounts.

7.11	The Buyer bears the responsibility for any act or omission of Nova TV or OK in respect of clause 7 hereto.

7.12	The Parties agree to include in the Escrow Agreement and in the Agent's Instruction Letter the terms of this clause as well as any other terms necessary to facilitate the fulfillment of respective obligations of the Parties, the Agent and the Escrow Agent. The Buyer may substitute other adequate security for the Escrow Agreement with the prior written consent of the Sellers’ Representative; provided, that such security contains all of the material characteristics of the Escrow Agreement.

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8.	SELLERS’ WARRANTIES

8.1.	Each Seller represents and warrants to the Buyer that each of the representations and warranties as set forth in Annex I are true and accurate in all respects and not misleading as of the date hereof, shall remain true and accurate as of the Completion Date and, except as provided in clause 9.2 hereof, in the period following one year after the Completion Date, or such other date on which the Retained Price or any portion of it shall be finally and fully paid.

8.2.	Except as set forth in Annex I, Sellers make no other representation or warranty whatsoever, whether express or implied, in connection with Nova TV, OK or this Agreement.

9.	INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1.	Except as provided in clause 9.2 below, the liability of each Seller hereunder shall be several and limited only and exclusively up to the amount of the Retained Price for all representations and warranties set out in Annex 1 and will survive until the first anniversary of the Completion Date, other than representations, warranties and related indemnities for which the Claim and/or Personal Claim shall be pending as of the end of the one-year period, in which event such indemnities shall survive with respect to such indemnification claim until the final resolution thereof. The indemnification can only and exclusively be made through the reduction of the Retained Price in accordance with clause 7.

9.2.	With respect to the representation as to the ownership by each Seller of the Sale Shares and the ownership by Nova TV of the shares of OK, in Annex 1, the liability shall be limited to the pro rata percentage of the Net Purchase Price increased for the Second Payment and the settled part of the Retained Price for each Seller as set forth in clause 3.5 and shall last for the period of 5 years from the Completion Date.

9.3.	Each of the Sellers, exclusively within the limits expressed in clause 9.1 and 9.2 hereto, agrees to indemnify and hold harmless the Buyer, its shareholders, directors, officers, successors, representatives and agents from and against any and all liabilities, debts, losses, costs, damages, claims and causes of action of every nature (vested and contingent), expenses, interest and penalties (including, without limitation, reasonable attorneys' fees, expenses and disbursements), which the Buyer or the above persons may sustain at any time by reason of the breach by such Seller of any of its representations, warranties or covenants contained in this Agreement or arising from or relating to any action or failure to act. It is understood that, notwithstanding any provision of this Agreement to the contrary, no Seller shall be entitled to seek recourse against, or in any manner shift its liability to or counterclaim against Nova TV or OK for any breach by such Seller of this Agreement or its representations, warranties and covenants contained herein.

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9.4.	The Buyer shall indemnify and hold harmless each Seller and its directors, officers, successors, representatives and agents from and against any and all liabilities, debts, losses, costs, damages, claims and causes of action of every nature (vested and contingent), expenses, interest and penalties (including, without limitation, reasonable attorneys' fees, expenses and disbursements) which such Seller or any of the above persons may sustain at any time by reason of the breach by the Buyer of any of the representations, warranties or covenants contained in this Agreement or arising from or relating to any action or failure to act due to gross negligence and willful misconduct on the part of the Buyer. The total liability of the Buyer hereunder shall not exceed an amount equal to the Retained Price at the time such liability arises.

10.	BUYER’S WARRANTIES

10.1.	The Buyer represents and warrants to the Sellers as follows:

(a)	the Buyer is a legal person, duly organized and validly existing in accordance with the laws of the Netherlands;

(b)	the Buyer is Affiliate of CME;

(c)	the Buyer has full capacity, corporate power and authority to execute, deliver and perform this Agreement and complete the transaction contemplated hereby and it has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under this Agreement;

(d)	the execution of this Agreement by the Buyer will not breach any provision of law or judgment applicable to the Buyer or any provision of its constitutive documents;

(e)	no consent, approval, authorization or other action by, filing with or notification to, any governmental or other regulatory authority is required to be made or obtained by the Buyer prior to, or as a condition to, the signing or performance of any of the obligations under this Agreement;

(f)	this Agreement, upon due execution by the Buyer will constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer;

(g)	the person signing this Agreement on behalf of the Buyer is legally authorized to do so; and

(h)	the Buyer shall cause OK to pay the Advisers' Fees (plus VAT) within 15 days of Completion.

10.2.	The Buyer declared to have conducted its own due diligence investigation of the business affairs of Nova TV on the basis of such information and documentation made available in the Data Room as recorded in the Data Room Index and conducted interviews with Nova TV’s management and employees. The Buyer expressly confirms that it has not relied upon the Information Memorandum nor upon any part thereof in formulating its offer or deciding to enter into this Agreement. For avoidance of doubt, and without limitation to the foregoing, the Buyer acknowledges that it has not relied upon or been induced to enter into this Agreement by any statements or representations or warranties except as specifically set forth herein.

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11.	COVENANTS

11.1.	The Buyer and each of the Sellers undertakes to cooperate and take such steps as may be reasonably required for Completion in accordance with clause 4. The Buyer agrees to open a proprietary securities account with the SDA. Time is of the essence for fulfillment of obligations of any Party in respect of the Completion, under this Agreement.

11.2.	From the date hereof until the Completion Date, each Seller undertakes (to the extent permissible by law) to, and to cause Nova TV and OK, as applicable, to, operate the Nova Television Business in substantially the same manner in which it has been operated. Each Seller further undertakes (to the extent permissible by law), and to cause Nova TV and OK, as applicable, that, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), each Seller shall not, and shall ensure that neither Nova TV nor OK, as applicable, shall not:

(a)	create or issue, or agree to create or issue, any new shares in Nova TV or OK, or to grant or agree to grant any option or any similar instrument in respect of the shares of Nova TV or OK;

(b)	enter into any loan or credit agreement in respect of the Nova Television Business, save based on the prior written consent of the Buyer, or incur indebtedness (whether as debtor, guarantor or otherwise);

(c)	create, extend, grant, issue, or agree to create, extend, grant or issue any Encumbrance on any shares or assets of Nova TV or OK;

(d)	write off any receivables or release any debtors;

(e)	enter into, or agree to enter into, any new contract (other than any contract with an Adviser for the payment of the Advisors' Fees for services in respect of this transaction) or an amendment to an existing contract if (i) such contract has a term greater than one-year or a value in excess of EUR 25.000,00, (ii) it is a barter contract, or (iii) it contains terms or conditions not in the ordinary course of business;

(f)	enter, or agree to enter, any contract or amendment to an existing contract involving a capital expenditure or capital commitment in excess of EUR 25.000,00, either singly or in the aggregate;

(g)	acquire or agree to acquire assets by hire purchase or deferred sale or similar transaction;

(h)	dispose or agree to dispose of fixed assets;

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(i)	declare or pay any dividends or other distributions;

(k)	pay, or agree to pay, any of the directors, officers, employees, representatives or agents of Nova TV or OK any increased remuneration or other or additional compensation or benefit;

(l)	terminate any employees of Nova TV or OK other than for cause.

11.3	Each Seller further agrees:

(a)	to open an account with the Escrow Agent and to cause the Advisers to open accounts with the Escrow Agent;

(b)	to use the due care of a prudent businessman between the date hereof and the Completion to ensure that material customers of the Nova Television Business continue to have dealings with the Nova Television Business; and

(c)	to provide notice to the Buyer of any claim or proceeding initiated against Nova TV or OK prior to the Completion Date whose value is in excess of HRK 350.000,00.

12.	TERMINATION

12.1.	This Agreement may be terminated at any time prior to the Completion Date:

(a)	With the mutual consent of Sellers and the Buyer;

(b)	By Sellers or the Buyer, if the Completion shall not have taken place on or before the End Date; provided, however, that the right to terminate this Agreement under this clause shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Completion to occur on or before such date.

12.2.	If this Agreement is terminated pursuant to clause 12.1, all obligations of the Parties hereunder (except for clauses 9 (Indemnification) and 13 (Confidentiality)) shall terminate without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party, except that no such termination shall relieve any Party from liability for any willful breach of this Agreement or its obligations hereunder.

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1.	Each Party undertakes that it shall, together with its employees, officers, advisors and other agents hold in strict confidence all data and information regarding Nova TV, OK, the Nova Television Business and its operations, including the terms of this Agreement ("Confidential Information"), and will not, and will use its best efforts to ensure that such other persons do not, disclose such Confidential Information to others without the prior written consent of the other Parties, except that the Buyer may provide such Confidential Information in response to legal process or applicable governmental regulations, but only that portion of the Confidential Information which is legally required to be furnished and further provided that the Buyer notifies in writing the Sellers' Representative of its obligation to provide such Confidential Information so far as it is practicable. For purposes of this clause, "Confidential Information" shall not include any information that:

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(a)	becomes available within the public domain other than (i) as a result of a breach of this Agreement or (ii) by means of other unauthorized disclosure or use; or

(b)	is provided to the Buyer by a person or entity (other than Sellers) that is lawfully in possession of such information and has the lawful right to disclose or use it.

13.2.	No Party shall make any announcement or press release in respect of this Agreement or the terms hereof without the prior consent of the other parties hereto.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	This Agreement will be governed by and construed in accordance with the laws of Croatia.

14.2	Except as provided in clause 14.3 and 14.4, any dispute arising out of or in connection with this Agreement (including any question regarding its existence, validity or termination) shall be referred to, and finally resolved in arbitration proceedings conducted under the Rules of Arbitration of the International Chamber of Commerce ("ICC") (the "Rules"). The Rules are deemed to be incorporated by reference into this Agreement. The tribunal shall consist of one arbitrator who shall be agreed upon by the Buyer and Sellers’ Representative in writing (pursuant to the Rules), or if they fail to do so, within 21 days of the day when any of the Parties requested the dispute to be resolved by arbitration, by one arbitrator appointed pursuant to the Rules. The place of arbitration shall be Vienna, Austria and the English language shall be used throughout the arbitral proceedings. The Parties will be bound by any ensuing arbitral award.

14.3	Notwithstanding clause 14.2, the Buyer may bring any dispute in connection with a Personal Claim before the courts of the Republic of Croatia; provided, that the Buyer does not submit the same matter to arbitration in accordance with clause 14.2.

14.4	Notwithstanding clause 14.2, the Sellers may bring any dispute in connection with whether clause (ii) or (iii) of the definition of a Claim has been satisfied before the competent court in Zagreb; provided, that the Sellers do not submit the same matter to arbitration in accordance with clause 14.2.

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15.	MISCELLANEOUS

15.1.	This Agreement contains the entire agreement of the Parties in relation to the Sale Shares and supersedes any prior agreement or understanding regarding its object. No modification of this Agreement shall become effective unless made in writing and signed by, or on behalf of, each of the Parties.

15.2.	Each of the Parties shall separately bear all legal, accountancy, financial advisor and other consultancy costs and expenses incurred by them in connection with this Agreement and the sale and purchase of the Sale Shares, unless otherwise specifically provided hereto.

15.3.	In the event that any of the provisions of this Agreement is or becomes thereafter illegal, invalid or unenforceable under the applicable law, the legality, validity and enforceability of the other provisions of this Agreement shall not be affected or prejudiced by it. The Parties shall use their best efforts in order to perform those acts and/or modifications as are necessary to generate the same legal and/or economic result that was aimed upon the conclusion of this Agreement.

15.4.	This Agreement shall be personal to the Parties to it. It may not be assigned in whole or in part by any Seller without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed. Except for any assignment required for compliance with any Croatian statutory requirement or assignments to Nova TV or OK contemplated in clause 6, it shall not be assigned in whole or in part by the Buyer without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed.

15.5.	Notices and communications

(a)	All notices and communications addressed to any Party shall be made in writing in English language and will be either: (i) transmitted personally, (ii) transmitted through fax, (iii) transmitted through registered mail or by courier,to the addresses specified below or to another address beforehand indicated in writing with at least 2 Business Days before the date of delivery of the respective notice/communication.

For the Sellers:	Mr. Zoran Markovic
Markovic & Pliso
Smiciklasova 21
Zagreb 10000
Croatia
Fax: 385 1 46 99 499
Email: zmarkovic@markovicpliso.hr

and

Mr. Ante Zupic
Zupic and Partners
Draskoviceva 23
Zagreb
Croatia
Fax: 385 1 46 12 607
Email: zupic@zupic.hr

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For the attention of:	Sellers’ Representative

For the Buyer:	c/o CME Group
71-91 Aldwych
London W2B 4HN
United Kingdom
Fax: 44 20 7430 5403
Email: daniel.penn@cme-net.com

For the attention of:	General Counsel

With a copy to:	Nova TV d.d.
Vukovarska 72
Zagreb
Fax: 385 1
Email: uprava@ok-novatv.hr

For the attention of:	Finance Director

(b)	Notices will be considered received by the Party to which it is addressed: (i) on the day of delivery, if have been delivered personally with evidence of receipt or (ii) on the date of the fax transmission, provided that a facsimile-generated confirmation statement is retained by the sender and delivered to the recipient upon request - in case of transmission by fax or (iii) on date when receipt confirmation is signed - for registered mail or courier transmission.

(c)	The Parties acknowledge that Sellers herewith appoint Mr. Zoran Markovic and Mr. Ante Zupic to act jointly as the Sellers’ Representative (the "Sellers’ Representative") for the purpose of delivery and receipt on their behalf of any notices and communications in relation to this Agreement and as otherwise provided herein. Notice from the Sellers’ Representative shall only be considered valid if it is signed jointly by Mr. Zoran Markovic and Mr. Ante Zupic or persons duly appointed as attorneys for them. Notice properly delivered to Sellers’ Representative shall be deemed to be delivered if delivered to both Mr. Zoran Markovic and Mr. Ante Zupic or persons duly appointed as attorneys for them and shall be deemed to be delivered to all Sellers for purposes of this Agreement.

15.6.	Fees payable to the Agent acting pursuant to the terms Letter shall be borne equally by the Buyer on the one hand and the Sellers on the other.

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15.7.	The Agreement is signed in 17 originals in the Croatian language and 17 originals in English language. One original in each language shall be delivered to the Agent. If there is a conflict between the Croatian and English versions, the English version shall prevail.

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Annex I - Sellers’ Representations and Warranties

Annex II - Escrow Account Agreement

Annex III - Preliminary Adjustment Amount and Adjustment Amount

Annex IV - Agent’s Instruction Letter

Annex V - Completion Certificate

Annex VI - Data Room Index

Annex VII - Share Transfer Form

Annex VIII - Affiliate Confirmation Letters

Annex IX - Waiver of Preemption Rights

Annex X - Copies of Powers of Attorneys

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Vjenceslav Bacci

Signature:___________________________
Name: Ante Zupic
Title: Attorney

Ivan Blažicko

Signature:___________________________
            Name: Ante Zupic
Title: Attorney

Boško Bojanovic

Signature:___________________________
            Name: Zoran Markovic
Title: Attorney

Tomislav Brezicevic

Signature:___________________________
            Name: Zoran Markovic
Title: Attorney

Neven Cicko

Signature:___________________________
            Name: Ante Zupic
Title: Attorney

JADRAN FILM d.d.

Signature:___________________________
Name: Zoran Markovic
Title: Attorney

Zdravko Balenovic

Signature:___________________________
Name: Boris Jukic
Title: Attorney

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Slavica Maras

Signature:___________________________
Name: Ante Zupic
Title: Attorney

PITOS d.o.o.

Signature:___________________________
Name: Ante Zupic
Title: Attorney

Vlado Pukanic

Signature:___________________________
Name: Ante Zupic
Title: Attorney

STUDIO MILLENIUM d.o.o.

Signature:___________________________
Name: Ante Zupic
Title: Attorney

Damir Tus

Signature:___________________________
Name: Ante Zupic
Title: Attorney

Damir Vujinovic

Signature:___________________________
Name: Boris Jukic
Title: Attorney

Branko Vukšic

Signature:___________________________
Name: Ante Zupic
Title: Attorney

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Ante Župic

Signature:___________________________
Name: Ante Zupic
Title: Attorney

CME Media Enterprises BV

Signature:___________________________
Name: Daniel Penn
Title: Attorney

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